UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) December 26, 2006

DEVCON INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

000-07152	59-0671992
(Commission File Number)	(IRS Employer Identification No.)

595 SOUTH FEDERAL HIGHWAY, SUITE 500

BOCA RATON, FLORIDA 33432

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code (561) 208-7200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On December 26, 2006, Devcon International Corp. (the “Company”) announced that Ron G. Lakey had been appointed President and Chief Operating Officer of the Company, as well as to the position of President of Devcon Security Services, the Company’s electronic security services division. As President and COO, Mr. Lakey will be responsible for the day-to-day operations of the entire Company. The Company believes the management change will allow Stephen J. Ruzika, the Company’s Chief Executive Officer to focus more time on the strategic direction of the Company, as well as capital markets and investor relations.

Stephen J. Ruzika, 51, has been the Company’s Chief Executive Officer since April 18, 2005. Until December 26, 2006, Mr. Ruzika had also been the Company’s President and the President of Devcon Security Holdings, Inc. since October 2004. Prior to that, Mr. Ruzika was the Company’s Executive Vice President from July 2004 to October 2004. Prior to that, from August 1998 to July 2004, Mr. Ruzika served as Chairman and Chief Executive Officer of Congress Security Services Inc. Congress, through its subsidiaries, including Security Equipment Company, Inc., which was acquired by us on July 30, 2004, provides employment screening and paperless workflow services to major corporate clients in North America. Prior to that, from November 1997 to August 1998, Mr. Ruzika served as Chief Executive Officer of Carlisle Holdings Limited (formerly known as BHI Incorporated), a Nasdaq-listed company. Mr. Ruzika is the former Chief Financial Officer (1989-1997) of ADT Limited and President of ADT Security Services, Inc., and has over 20 years of experience in the security services industry.

Ron G. Lakey, 52, had been the Company’s President of Construction and Materials since January 23, 2006. Prior to his tenure as President of the construction and materials divisions, from April 2005 to January 23, 2006, Mr. Lakey was the Company’s Vice President – Business Development. Prior to that, from February 2005 to April 2005, he served as the Company’s Chief Financial Officer. From February 2004 until January 2005, Mr. Lakey served on the board of directors and as chief financial officer of Alice Ink, Inc., a privately held consumer products company. From July 1987 to August 1997 he served in various financial and operational positions for various ADT Limited subsidiaries, including chief operating officer for its operations in Canada and eleven European countries. Mr. Lakey has over 15 years of experience in the electronic security services industry. Prior to joining Alice Ink, Inc. and following his time at ADT, Mr. Lakey was retired.

On January 27, 2005, the Company entered into an employment agreement (the “Lakey Employment Agreement”) with Mr. Lakey. The Lakey Employment Agreement was effective on February 1, 2005 and provides for a term of two years, which term may be automatically renewed each year unless three months advance notice of nonrenewal is given. In addition, the Lakey Employment Agreement provides for an annual base salary of $200,000, discretionary bonuses to be determined at the discretion of the Company’s compensation committee, participation by Mr. Lakey in all benefit programs made available to other executive officers and eligibility for grants of options in accordance with our stock option plans. If within one year of a change of control, Mr. Lakey’s employment is terminated by the Company without cause or Mr. Lakey terminates his employment voluntarily, he will receive a lump sum payment equal to the sum of his current annual base salary and his average bonus and other average compensation during the last two years, and his stock options will immediately vest. The Employment Agreement defines a “Change of Control” as (i) the Company selling or transferring substantially all of our assets or (ii) any consolidation or merger or other business combination involving the Company where the Company’s shareholders would not, immediately after such business combination, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of the surviving entity. The Employment Agreement also includes covenants lasting for a term of two years relating to noncompetition and non-solicitation of employees and clients by Mr. Lakey.

The Lakey Employment Agreement expires by its terms on January 31, 2007. Mr. Lakey has notified the Company that he will not require an employment agreement and has elected to remain employed at the pleasure of the Board of Directors at his current salary of $215,000, which salary shall be combined with such bonuses as are determined in the discretion of the Company’s compensation committee, participation in all benefit programs made available to other executive officers and eligibility for grants of options in accordance with the Company’s stock option plans.

A copy of the press release dated December 26, 2006, announcing Mr. Lakey’s appointment as the Company’s President and Chief Operating Officer is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 7 .01 Regulation FD Disclosure

The Company is attaching a copy of a press release, dated December 26, 2006, announcing Mr. Lakey’s appointment as the Company’s President and Chief Operating Officer as Exhibit 99.1 and such press release is incorporated herein by this reference.

Item 9.01 Exhibits

99.1	Press Release dated December 26, 2006

Limitation on Incorporation by Reference

In accordance with general instruction B.2 of Form 8-K, the information in this report (including the exhibit) is furnished pursuant to Items 2.02 and 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended or otherwise subject to liabilities of that section. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVCON INTERNATIONAL CORP.

Dated: January 3, 2006	By:	/s/ Stephen J. Ruzika
	Name:	Stephen J. Ruzika
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, effective February 1, 2005, by and between the Company and Ron G. Lakey. (1)

99.1	Press release dated December 26, 2006

(1)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 28, 2005.